AGREEMENT AMONG STOCKHOLDERS


         This Agreement Among Stockholders (this "Agreement"), dated December 8, 2000, is by and among Emergisoft Holding, Inc., a Delaware corporation (the "Company"), Woodcrest Capital L.L.C., a Texas limited liability company ("Woodcrest"), and Berlwood V, L.P. ("Berlwood").

         WHEREAS, Woodcrest is a holder of shares of the Company's common stock, par value $.001 per share (the "Common Stock"); and

         WHEREAS, the Company and Berlwood are parties to a Common Stock Purchase Agreement, dated December 8, 2000 (the "Purchase Agreement"), pursuant to which Berlwood intends to make a significant investment in the Company and to also become a holder of shares of the Company's common stock; and

         WHEREAS, it is a condition to closing of the transaction covered by the Purchase Agreement that this Agreement be executed and delivered by the Company, Woodcrest and Berlwood;.

         NOW, THEREFORE, in consideration of the promises, the parties hereto agree as follows:

         1.       Board Representation of Woodcrest.

                  (a) The Company, subject to its fiduciary duties under applicable state law, and Berlwood agree and acknowledge that Woodcrest and/or its Permitted Transferees (defined below) shall have the right, exercisable at any time and acting alone (or, if more than one, in concert with each other), to elect one member of the Board of Directors of the Company, until such time (the "Woodcrest Termination Date") as Woodcrest and/or its Permitted Transferees hold less than a five percent (5%) interest in the issued and outstanding Common Stock. Any director elected by Woodcrest and/or its Permitted Transferees pursuant to this Section 1 may be removed only by Woodcrest and/or its Permitted Transferees, as applicable, and any vacancy resulting from the resignation, removal or death of any director elected by Woodcrest and/or its Permitted Transferees may be filled only by Woodcrest and/or its Permitted Transferees, and neither the Company nor Berlwood shall take any action to remove any such director or fill any such vacancy.

                  (b) In order to facilitate the rights of Woodcrest and/or its Permitted Transferees set forth in paragraph (a) of this Section 1, Berlwood hereby grants to Woodcrest its proxy, which (being coupled with an interest) shall be irrevocable, to take any of the following actions, either by written consent or at a meeting of the Company's stockholders: (i) to elect the one director that Woodcrest and/or its Permitted Transferees are entitled to elect pursuant to paragraph (a) of this Section 1; (ii) to remove a director elected by Woodcrest and/or its Permitted Transferees; and (iii) to fill any vacancy on the Board of Directors resulting from the removal, resignation or death of a director elected by Woodcrest and/or its Permitted Transferees. The proxy granted hereby shall terminate upon the Woodcrest Termination Date.


         2.       Board Representation of Berlwood.

                  (a) The Company, subject to its fiduciary duties under applicable state law, and Woodcrest agree and acknowledge that Berlwood and/or its Permitted Transferees shall have the right, exercisable at any time and acting alone (or, if more than one, in concert with each other), to elect one member of the Board of Directors of the Company, until such time (the "Berlwood Termination Date") as Berlwood and/or its Permitted Transferees hold less than a five percent (5%) interest in the issued and outstanding Common Stock. Any director elected by Berlwood and/or its Permitted Transferees pursuant to this
Section 2 may be removed only by Berlwood and/or its Permitted Transferees, and any vacancy resulting from the resignation, removal or death of any director elected by Berlwood and/or its Permitted Transferees may be filled only by Berlwood and/or its Permitted Transferees, and neither the Company nor Woodcrest shall take any action to remove any such director or fill any such vacancy.

                  (b) It is the intent of the Company to elect Mr. Jason Sear as the Berlwood representative at the December 8, 2000, Board of Directors' Meeting. In the event the Company does not elect Mr. Sear, Purchaser has the right to rescind the transaction.

                  (c) In order to facilitate the rights of Berlwood and/or its Permitted Transferees set forth in paragraph (a) of this Section 1, Woodcrest hereby grants to Berlwood its proxy, which (being coupled with an interest) shall be irrevocable, to take any of the following actions, either by written consent or at a meeting of the Company's stockholders: (i) to elect the one director that Berlwood and/or its Permitted Transferees are entitled to elect pursuant to paragraph (a) of this Section 2; (ii) to remove a director elected by Berlwood and/or its Permitted Transferees; and (iii) to fill any vacancy on the Board of Directors resulting from the removal, resignation or death of a director elected by Berlwood and/or its Permitted Transferees. The proxy granted hereby shall terminate upon the Berlwood Termination Date.

         3.       Miscellaneous.

                  (a) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, except that no transferee of Common Stock from Berlwood and/or Woodcrest and/or its Permitted Transferees (except Permitted Transferees) shall have any rights or obligations hereunder and no transferee (except Permitted Transferees) of Common Stock from any party shall have any rights or obligations under Section 1 or 2. It is expressly acknowledged and agreed by the parties that in the event of a merger involving the Company in which the Company is not the survivor, the provisions of this Agreement shall continue in effect and be binding on the Company's successor and upon Woodcrest, Berlwood and their Permitted Transferees, with references herein to the Company becoming references to such successor and with references herein to Common Stock becoming references to the securities of the Company's successor.

                  (b) Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

                  (c) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

                  (d) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                  (e) The laws of the State of Texas shall govern this Agreement without regard to principles of conflict of laws.

                  (f) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

                  (g) All notices and other communications provided for or permitted hereunder shall be made in writing by telecopy, courier service or personal delivery at the respective addresses of the parties as shown below or to such other address as any such party may designate by notice in the manner provided above. All notices and other communications to a Permitted Transferee will be given to such party and to such address as Berlwood and/or Woodcrest, as applicable, shall have notified all other parties hereto in writing. All such notices shall be deemed to have been delivered and received at the time delivered by hand, if personally delivered, when receipt acknowledged, if telecopied, and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

                  (h) The obligations of the parties to this Agreement are several and not joint, and no party shall be liable for a breach by any other party of such other party's obligations hereunder.

                  (i) This Agreement may be amended only by means of a written amendment signed by all of the parties hereto.

                  (j) All references in this Agreement to shares of Common Stock shall apply to such shares as adjusted to take into account subdivisions, distributions, reclassifications, and stock splits, dividends or combinations.

                  (k) As used in this Agreement the term "Permitted Transferee" shall mean (i) an Affiliate (defined below) of Berlwood and/or Woodcrest, as applicable, to which Berlwood and/or Woodcrest or another of its Affiliates, as applicable, shall have transferred all or any portion of shares of Common Stock held by each of Berlwood and/or Woodcrest, as applicable, on the date of this Agreement, and (ii) any transferee from Berlwood and/or Woodcrest of all or any portion of such shares by operation of law or judicial decree. For purposes of this Agreement, "Affiliate," when used to refer to Affiliates of Berlwood and/or Woodcrest, as applicable, shall exclude the Company and its Affiliates. As used herein "Affiliate" of any person means any other person directly or indirectly controlling, controlled by or under direct or indirect common control with such person and, in the case of an individual, his descendants or trusts established and existing for the benefit of his descendants. For purposes of this definition "control" when used with respect to any person, means the power to direct the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have correlative meanings.

         Executed effective as of the date first written above.

                                            EMERGISOFT HOLDING, INC.


                                            By:      /s/ Dan Witte
                                                     -------------

                                            Name:    Dan Witte

                                            Title:   Chief Operating Officer/
                                                     Chief Financial Officer


                                            WOODCREST CAPITAL L.L.C.


                                            By:      /s/ Douglas K. Miller
                                                     ---------------------

                                            Name:    Douglas K. Miller

                                            Title:   Manager


                                            BERLWOOD V, L.P.

                                             By:      BERLWOOD III, L.P.,
                                                      Its General Partner


                                             By:      /s/ Linda Thomas
                                                      ----------------

                                             Name:    Linda Thomas

                                             Title:   Manager

         4. Number of Directors. Woodcrest and Berlwood shall at all times cause the number of members of the Company's whole Board of Directors to be no greater than nine.

                                                          /s/ Dan Witte
                                                          /s/ Douglas K. Miller